Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

(412) 831-4060

Buchanan Mine Idled After Hoist Problem

PITTSBURGH (September 19, 2005) – CONSOL Energy Inc. (NYSE:CNX) has idled the Buchanan Mine, near Mavisdale, Virginia, following a problem with the mine’s skip hoist mechanism that caused a loaded skip and an unloaded skip to fall to the bottom of the mine shaft. No one was injured during the incident and, with the exception of the hoist shaft, all other areas of the mine were unaffected by the incident.

The skip hoist is the mechanism used at the Buchanan Mine to lift coal vertically from the bottom of the mineshaft to the surface. Two counter-balanced buckets, called skips, move up and down in opposite direction from one another, alternately loading and unloading coal. The skips at the Buchanan Mine hold approximately 24 tons of coal. If the skip hoist is inoperable, coal production operations have to be suspended.

The problem occurred Friday evening, September 16, 2005, when the braking mechanism on the hoist apparently failed to hold a loaded skip at the surface before it could dump its load. The loaded skip fell approximately 1,600 feet back through the shaft to the bottom. Simultaneously, the empty skip was propelled upward to the surface as the loaded skip fell, causing the empty skip to strike the top of the hoist mechanism before also falling back to the shaft bottom.

Crews are now attempting to assess the damage to the skips, hoist ropes and the steel hoisting structure housed within the concrete shaft. The assessment is expected to take several days. Once the assessment has been completed, the company expects to provide an estimate of time necessary to repair the damage and to resume production. It is expected that repairs will take at least several weeks. While repairs are being made, it is anticipated that approximately 200 mine employees will be laid off.

The Buchanan Mine produces approximately 350,000 to 400,000 tons per month of low-volatile, metallurgical-grade coal that is sold to domestic and international steelmakers who use the coal to make coke. The company expects to send letters to Buchanan customers invoking the force majeure provision of the sales contracts during the period when the mine is idle.

CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award.

Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast,” “estimate,” “intend,” “predict,” and “continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements that could result in our customers initiating claims against us;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

•	the incurrence of losses in future periods;

•	the effects of mine closing, reclamation and certain other liabilities;

•	our ability to comply with restrictions imposed by our senior credit facility;

•	increased exposure to employee related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

•	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

•	the anti-takeover effects of our rights plan could prevent a change of control.